Exhibit 10.12(c)
MEDIACOM COMMUNICATIONS CORPORATION
DIRECTOR RESTRICTED STOCK UNITS
Under The
NON-EMPLOYEE DIRECTORS EQUITY INCENTIVE PLAN
Mediacom Communications Corporation, a Delaware corporation (the “Company”), hereby grants to        (the “Grantee”), an award (the “Award”) of        restricted stock units (the “Units”) in accordance with and subject to the terms of the Company’s Non-Employee Directors Equity Incentive Plan (as amended from time to in accordance with its terms, the “Plan”), which is incorporated herein by reference. Unless otherwise defined herein, capitalized terms are intended to have the meanings given to them in the Plan. The Grant Date for this Award is       .
Subject to the terms of the Plan, the Units shall become vested in two equal installments of        Units each on the first and second anniversaries of the Grant Date, provided that no Termination of Affiliation occurs before the relevant anniversary date. In addition, if Termination of Affiliation occurs by reason of death or disability (as provided in Section 5.3(c)(i) of Plan), all unvested Units will become immediately vested and nonforfeitable. To the extent that the Units are not vested at the time of the Grantee’ Termination of Affiliation for any reason other than death or disability, the unvested Units will be forfeited immediately upon Termination of Affiliation as provided in Section 5.3(c)(ii).
As soon as practicable following the Grantee’s vesting in a Unit, the Company shall deliver to the Grantee or his legal or personal representative one share of the Class A Common Stock, par value $0.01 per share of the Company (a “Share”) in settlement of such vested Unit and such vested Unit shall thereafter be cancelled and terminated. Without limiting the generality of the preceding sentence, vesting of Units and delivery of the Shares issuable upon vesting of Units are subject to Sections 10.5 and 10.9 of the Plan.
The Units do not represent any interest in the Company or entitle the grantee to any consideration, benefits or rights, other than as expressly granted pursuant to this Award Agreement and the Plan. The sale, pledge or other transfer or disposition of the Units or any interest therein is restricted as provided in Section 5.4 of the Plan.
This instrument shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware, notwithstanding any different choice of law that would otherwise be mandated by the laws of that state or any other jurisdiction. This instrument and the Plan constitute the entire agreement of the Company and the Grantee with regard to the subject matter hereof and all written or oral agreements, representations, warranties, promises or covenants, if any, previously existing between the parties with respect to such subject matter are canceled. Subject to the restrictions on transfer set forth in the Plan, this instrument shall be binding upon Grantee and his or her heirs, legatees, executors, administrators, legal representatives and permitted assigns. No modification of this instrument shall be binding upon the Company unless made by means of a writing signed by the Chief Executive Officer of the Company that specifically states that is the intention of the Company to modify this instrument in the manner expressly provided therein.
IN WITNESS WHEREOF, this instrument has been executed and delivered by the Company as of the Grant Date.

Mediacom Communications Corporation

By:
Name: Title:	Rocco B. Commisso Chairman and Chief Executive Officer
The undersigned acknowledges receipt of a copy of the Plan, represents that he or she is familiar with its terms and accepts this Award subject to all of its terms. The undersigned agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under the Plan or this instrument.

By:
Name: